SCHEDULE 14A (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14(a) INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|  Preliminary Proxy Statement              |_| Confidential, for Use of
|_|  Definitive Proxy Statement                   the Commission only (as
|_|  Definitive Additional Materials              permitted by Rule 14a-6(e)(2))
|_|  Soliciting Material Under Rule 14a-12

                             MERCATOR SOFTWARE, INC.
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2)    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4)    Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

      5)    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

            --------------------------------------------------------------------

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      1)    Amount previously paid:

            --------------------------------------------------------------------

      2)    Form, Schedule or Registration Statement No.:

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      4)    Date Filed:

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

                    [LOGO OF MERCATOR SOFTWARE APPEARS HERE]

                                  May 12, 2000

To Our Stockholders:

      You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Mercator Software, Inc. to be held at the Landmark Club located at 1 Landmark Square, Stamford, Connecticut, on Monday, June 19, 2000, at 9:30 a.m. Eastern Time.

      The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

      Please use this opportunity to take part in the Company's affairs by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

      We hope to see you at the meeting.

                                           Sincerely,


                                           Constance F. Galley
                                           President and Chief Executive Officer

                             MERCATOR SOFTWARE, INC.
                                 45 DANBURY ROAD
                            WILTON, CONNECTICUT 06897
                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 19, 2000
                                ----------------

To Our Stockholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mercator Software, Inc. (the "Company") will be held at the Landmark Club located at 1 Landmark Square, Stamford, Connecticut, on Monday, June 19, 2000, at 9:30 a.m. Eastern Time.

      At the meeting, you will be asked to consider and vote upon the following matters:

      1. The election of five directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation, death or removal. The Company's Board of Directors intends to present the following nominees for election as directors:

              Constance F. Galley       Ernest E. Keet         Richard Little
              Dennis G. Sisco           James P. Schadt

      2. A proposal to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock reserved for issuance thereunder by 120,000,000 shares to an aggregate of 190,000,000 shares.

      3. A proposal to approve an amendment to the Company's 1997 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 1,950,000 shares to an aggregate of 6,700,000 shares.

      4. A proposal to ratify the selection of KPMG LLP as the Company's independent accountants for the fiscal year ending December 31, 2000.

      5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 24, 2000 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                        By Order of the Board of Directors


                                        Ira A. Gerard
                                        Vice President, Finance and
                                        Administration, Chief Financial Officer,
                                        Treasurer and Secretary

Wilton, Connecticut
May 12, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                             MERCATOR SOFTWARE, INC.
                                 45 DANBURY ROAD
                            WILTON, CONNECTICUT 06897
                                -----------------
                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 19, 2000
                                -----------------

      The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Mercator Software, Inc., a Delaware corporation (the "Company" or "Mercator Software"), for use at the Annual Meeting of Stockholders of the Company to be held at the Landmark Club located at 1 Landmark Square, Stamford, Connecticut, on Monday, June 19, 2000, at 9:30 a.m. Eastern Time and any adjournments thereof (the "Meeting"). This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about May 12, 2000. An annual report and a Form 10-K for the year ended December 31, 1999 are enclosed with this Proxy Statement.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

Record Date; Quorum

      Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock") at the close of business on April 24, 2000 (the "Record Date") will be entitled to vote at the Meeting. A majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business at the Meeting. At the close of business on the Record Date, the Company had approximately ______________ shares of Common Stock outstanding and entitled to vote.

Voting Rights; Required Vote

      Holders of the Company's Common Stock are entitled to one vote for each share held as of the Record Date. Shares of Common Stock may not be voted cumulatively. In the event that a broker, bank, custodian, nominee or other record holder of Mercator Software Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a "broker non-vote"), then those shares will not be considered present and entitled to vote with respect to that matter, although they will be counted in determining whether or not a quorum is present at the Meeting.

      Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date. Proposals No. 3 and 4 require for approval the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Meeting that are voted for or against the proposal. Abstentions and broker non-votes will be counted for purposes of determining a quorum. Abstentions and broker non-votes will have the effect of a vote against Proposal No. 2, and will not be counted as a vote "for" or "against" the election of directors and Proposals No. 3 and 4. All votes will be tabulated by the inspector of elections appointed for the Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes.

Voting Of Proxies

      The proxy accompanying this Proxy Statement is solicited on behalf of the Board for use at the Meeting. Stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to Mercator Software. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein; however, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Meeting will be counted as votes "for" such proposal (or, in the case of the election of directors, as a vote "for" election to the Board of all the nominees presented by the Board).

      In the event that sufficient votes in favor of the proposals are not received by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting.

      The expenses of soliciting proxies to be voted at the Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's Common Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. The original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers and employees of the Company.

Revocability Of Proxies

      Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting, or by attendance at the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares and that such broker, bank or other nominee is not voting such shares.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of Mercator Software Common Stock as of April 24, 2000 by:
(i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director and nominee; (iii) the Company's current Chief Executive Officer and each of the Company's four other most highly compensated executive officers; and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners have sole voting and investment power (subject to community property laws where applicable) as to all of the shares beneficially owned by them.

                                                                        Percent
                                        Amount and Nature of        of Outstanding
Name of Beneficial Owner               Beneficial Ownership (1)    Common Stock (1)
------------------------               ------------------------    ----------------

Chilton Investment Partners (2)               2,223,000                  7.9%

Scudder Kemper Investments, Inc. (3)          2,154,600                  7.7%

Constance F. Galley (4)                       1,033,968                  3.6%

Ernest E. Keet                                1,013,354                  3.6%

     Vanguard Atlantic Ltd. (5)

Richard Little (6)                              836,234                  2.9%

Ira A. Gerard (7)                               312,658                  1.1%

Saydean Zeldin (8)                              233,500                   *

Eric A. Amster (9)                              162,844                   *


Patricia T. Boggs (10)                           43,408                   *

Dennis G. Sisco                                  42,500                   *

James P. Schadt                                  22,457                   *

All executive officers and directors as
     a group (14 persons) (11)                3,854,521                 13.5%

* Less than 1%

(1) Based upon a total of (i) 28,468,458 shares of Common Stock outstanding as of March 10, 2000, and (ii) shares of common stock issuable pursuant to options held by the respective person or group which may be exercised within 60 days of the record date. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 24, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based upon a Schedule 13G dated February 14, 2000. The shares include 2,223,000 shares in which the Chilton Investment Company, Inc. ("Chilton") has sole power to vote or direct the vote. The shares include 2,223,000 shares in which Chilton has sole power to dispose or direct the disposition of. The address of Chilton is 65 Locust Avenue, 2nd Floor, New Canaan, Connecticut 06480.

(3) Based upon a Schedule 13G dated January 28, 2000. The shares include 1,232,600 shares in which Scudder Kemper Investments, Inc. ("Scudder") has sole power to vote or to direct the vote and 274,600 shares in which Scudder has shared power to vote or to direct the vote. The address of Scudder is 345 Park Avenue, New York, NY 10154.

(4) Includes 56,250 shares of Common Stock subject to options exercisable within 60 days of April 24, 2000, and 50,010 shares of Common Stock issuable upon exercise of Warrants. Also includes 10,150 shares of Common Stock owned by Ms. Galley's husband, Richard Galley. Ms. Galley disclaims beneficial ownership of shares owned by Mr. Galley. *

(5) Includes 804,768 shares of Common Stock held of record by Vanguard Atlantic Ltd. ("Vanguard"), 50,000 shares of Common Stock held of record by the Ernest E. & Nancy R. Keet Foundation and 121,086 shares of Common Stock held of record by Mr. Keet. Mr. Keet, a director of the Company, is the President of Vanguard and may be deemed to beneficially own the shares owned by such entity. Mr. Keet disclaims beneficial ownership of the shares held by Vanguard and by the Ernest
E. & Nancy R. Keet Foundation except to the extent of his indirect pecuniary interest therein. The address of Vanguard is 304 Main Avenue, Suite 290, Norwalk, Connecticut 06851 and the address of Mr. Keet is P.O. Box 1199, Moir Road/Lake Colby, Saranac Lake, NY 12983.

(6) Includes 7,500 shares of Common Stock subject to options exercisable within 60 days of April 24, 2000. Also includes 433,648 shares of Common Stock held of record by the Fiscal Services International as Nominee for Richard Little ("FSI Nominee"), and 395,086 held of record by Fiscal Services International as Trustees of the Little No. 1 Trust ("FSI Trustee"). Mr. Little disclaims beneficial ownership of the shares held by FSI Nominee and FSI Trustee except to the extent of his indirect pecuniary interest therein. *

(7) Includes 6,250 shares of Common Stock subject to options exercisable within 60 days of April 24, 2000.*

(8) Includes 12,500 shares of Common Stock subject to options exercisable within 60 days of April 24, 2000. Also includes 18,000 shares of Common Stock, 7,500 vested options, 7,500 shares of Common Stock subject to options exercisable within 60 days of April 24, 2000 and 12,000 warrants all of which are held by Ms. Zeldin's husband, Edward Watson. Ms. Zeldin disclaims beneficial ownership of the shares and options held by Mr. Watson. *

(9) Includes 10,000 shares of Common Stock subject to options exercisable within 60 days of April 24, 2000.*

(10) Includes 25,000 shares of Common Stock subject to options exercisable within 60 days of April 24, 2000.*

(11) Includes an aggregate of 3,854,521 shares of Common Stock subject to options currently exercisable or exercisable within 60 days of April 24, 2000, and 62,010 shares of Common Stock issuable upon exercise of Warrants, including the options and Warrants described in footnotes (4) through (10).

*Address of record is c/o Mercator Software, Inc., 45 Danbury Road, Wilton, CT 06897.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

      The Board currently consists of five directors, all of whom are nominated for reelection at the Meeting. Each director will be elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until such director's earlier resignation, death or removal.

      Shares represented by the accompanying proxy will be voted "for" the election of the five nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

      Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote in the election of directors. The five nominees for election of directors who receive the greatest number of votes cast for the election of directors at the meeting, a quorum being present, will become directors at the conclusion of the tabulation of votes.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Nominees

      The names of the nominees, each of who is currently a director of the Company, and certain information about them, are set forth below:

NAME OF DIRECTOR         AGE     PRINCIPAL OCCUPATION                           DIRECTOR SINCE
----------------         ---     --------------------                           --------------

Constance F. Galley       58     President, Chief Executive Officer, Director,       1985
                                 Mercator Software
Ernest E. Keet (1)(2)     59     President, Vanguard Atlantic Ltd.                   1985
Richard Little            44     Chairman, Dove Tail                                 1999
James P. Schadt (1)(2)    61     Chairman, Dailey Capital Management, LLC            1998
Dennis G. Sisco (1)(2)    53     Partner, Behrman Capital                            1990

(1)   Member of the Audit Committee
(2)   Member of the Compensation Committee

Constance F. Galley has been President, Chief Executive Officer and a director of Mercator Software since its founding in 1985. Ms. Galley brings over 25 years of experience in the computer software industry, including positions at IBM and Dun & Bradstreet. Ms. Galley is Vice President of the Board of Directors of the Connecticut Technology Council, Chairman of the Software/IT Cluster Advisory Board, and Vice-Chair of the Governor's Council on Economic Competitiveness and Technology. She is also Chairman of the software division of ITAA and a member of the ITAA Board of Directors. She is past Chairman and a member of SACIA, The Business Council of Southwestern Connecticut. Ms. Galley holds a Bachelor of Arts degree in Chemistry from Duke University.

Ernest E. Keet has served as a director of Mercator Software since April 1985. Mr. Keet has been the President and a member of the Board of Directors of Vanguard Atlantic Ltd. since April 1984. Mr. Keet is a director and member of the Executive Committee of AccentHealth (formerly Axolotl Corp.), and from May 1995 until December 1996, was the President of Axolotl Corp. Mr. Keet also served as the Chairman and Chief Executive Officer of ECsoft N.V and B.V. from 1990 through 1994.

Richard Little has served as a director of Mercator Software since March 1999, when Mercator Software acquired Braid Group Limited, a specialist EAI software house serving the financial services industry, of which he was the founder and controlling shareholder. Mr. Little had served as Managing Director of Braid Systems Limited (1982 to 1993), as President of Braid Inc. in the United States (1993 to 1996), as Managing Director of Braid Limited in Hong Kong (1996 to
1998), and finally as Chief Executive Officer of the Braid Group prior to the Mercator Software acquisition of Braid. Mr. Little previously worked in the computer industry as a sales representative for the U.S. firm Burroughs, and as sales manager for the British firm RAIR. Mr. Little attended St. Benedict's School in London, and obtained his Master of Arts degree in English Literature and Oriental Studies from Cambridge University.

James P. Schadt was elected as a director of Mercator Software on August 27, 1998. Mr. Schadt is the Chairman of Dailey Capital Management, LLC. From July 1994 until August 1997, Mr. Schadt was the Chief Executive Officer of Readers Digest Association, Inc. Mr. Schadt joined Readers Digest in 1991 as its President and Chief Operating Officer. Previously, Mr. Schadt was a director of Cadbury Schweppes, PLC and the Chief Executive Officer of Cadbury Beverages, Inc., its global beverages operation. Mr. Schadt also serves on the board of trustees of The American Enterprise Institute and Northwestern University, where he earned his Bachelor of Arts degree.

Dennis G. Sisco has served as a director of Mercator Software since January 1990. Mr. Sisco is a partner with Behrman Capital. From December 1988 until February 1997, Mr. Sisco was the President of D&B Enterprises, Inc. (now Cognizant Enterprises, Inc.). From December 1988 until February 1997, Mr. Sisco had also been employed by Cognizant Corporation and its predecessor, The Dun & Bradstreet Corporation, most recently as an Executive Vice President. Mr. Sisco is also a director of the Gartner Group, Inc., Oacis Healthcare Holdings Corporation, and Aspect Development, Inc.

Board of Directors Meetings and Committees

Board of Directors

      During 1999, the Board met fifteen times, including eleven telephone conference meetings, and acted by written consent five times. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (during the period that such director served).

      Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

Audit Committee

      Only independent Board members comprise the current members of the Audit Committee (specifically, Messrs. Keet, Schadt and Sisco). The Audit Committee had two telephone conference meetings during 1999 which all members attended. The Audit Committee meets with the Company's independent accountants to review the adequacy of the Company's internal control systems and financial reporting procedures; reviews the general scope of the Company's annual audit and the fees charged by the independent accountants; reviews and monitors the performance of non-audit services by the Company's auditors, reviews the fairness of any proposed transaction between the Company and any officer, director or other affiliate of the Company (other than transactions subject to the review of the Compensation Committee), and after such review, makes recommendations to the full Board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which the Company's Common Stock may be listed.

Compensation Committee

      During 1999, the Compensation Committee acted by written consent three times. Messrs. Keet, Schadt and Sisco are the current members of the Compensation Committee. The Compensation Committee recommends compensation for officers and employees of the Company and grants (or delegates authority to grant) options and other awards under the Company's stock option and employee benefit plans. The Compensation Committee has designated Ms. Galley the authority to grant limited stock options to persons who are not subject to the trading restrictions or reporting requirements of Section 16 of the Securities Exchange Act of 1934.

                       COMPENSATION AND OTHER INFORMATION
                        CONCERNING DIRECTORS AND OFFICERS

Executive Officers

NAME                   AGE    POSITION IN THE COMPANY
----                   ---    -----------------------

Constance F. Galley    58     President, Chief Executive Officer and Director
Eric A. Amster         45     Vice President, Sales
Patricia T. Boggs      48     Vice President, Worldwide Professional Services
Albert Denz            49     Vice President, Managing Director EUMA and AP
Ira A. Gerard          52     Vice President, Finance and Administration, Chief
                                Financial Officer, Treasurer and Secretary
R. Antony Percy        53     Vice President, Strategic Planning
W. David Power         47     Vice President, Marketing
David M. Raye          38     Vice President, Operations
Saydean Zeldin         59     Sr. Vice President, Research and Development,
                               and CTO

Constance F. Galley has been President, Chief Executive Officer and a director of Mercator Software since its founding in 1985. Ms. Galley brings over 25 years of experience in the computer software industry, including positions at IBM and Dun & Bradstreet. Ms. Galley is Vice President of the Board of Directors of the Connecticut Technology Council, Chairman of the Software/IT Cluster Advisory Board, and Vice-Chair of the Governor's Council on Economic Competitiveness and Technology. She is also Chairman of the software division of ITAA and a member of the ITAA Board of Directors. She is past Chairman and a member of SACIA, The Business Council of Southwestern Connecticut. Ms. Galley holds a Bachelor of Arts degree in Chemistry from Duke University.

Eric A. Amster has been Vice President, Sales since joining the Company in December 1995. From February 1992 until December 1995, Mr. Amster was employed by General DataComm Industries, Inc., a data communications company, where he served most recently as Vice President of U.S. Federal and Commercial Sales. Mr. Amster holds a Bachelor of Science degree in Computer Science from the University of Maryland.

Patricia T. Boggs has been Vice President, Worldwide Professional Services since joining the Company in June 1997. From February 1991 to 1997, Ms. Boggs was employed by Datalogix International Inc., where she served most recently as Vice President of Client Services. Prior to 1991 Ms. Boggs was an Assistant Professor at both John Carroll University in University Heights, Ohio and Wright State University in Dayton, Ohio. Ms. Boggs holds a Masters Degree in Economics and a Doctorate in Operations Research/Statistics from Kent State University.

Albert Denz, Managing Director and Vice President International Operations joined Mercator Software in January 1999 from SAP AG where he served as Vice President, Corporate Marketing beginning in 1996. Prior to SAP, Mr. Denz had a 19-year career at IBM where he served in various executive sales positions and as IBM's international director of SAP operations. Mr. Denz graduated from the University of Teubingen in Saarbruecken, Germany, with a degree in Economics.

Ira A. Gerard has been Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary since joining the Company in October 1995. From March 1994 to October 1995, Mr. Gerard served as Vice President and Chief Financial Officer of Adage Systems International, Inc., an ERP software company. From July 1993 to March 1994, Mr. Gerard was an independent consultant. From December 1989 until July 1993, Mr. Gerard was employed by Gestetner PLC, a photocopier and photographic equipment company, where he served most recently as Vice President, Finance and Operations. Mr. Gerard holds a Bachelor of Arts degree in Economics from Union College and a Master of Business Administration from Harvard University.

R Antony Percy, Vice President, Strategic Planning joined Mercator Software in January 1999 after more than ten years at Gartner Group where he was Vice President, Director of Research, and Research Fellow covering primarily database and middleware topics. At Gartner Group, Mr. Percy built an international reputation for his forthright, provocative, but ultimately correct forecasts about the software industry and technology trends. Mr. Percy started his professional career as a Systems Engineer with IBM in the United Kingdom in 1969, followed by experience as both a customer and provider of technology, including positions at 3M UK and Applied Data Research. He is a well-known industry speaker, and his articles have appeared in numerous publications. Mr. Percy earned his Masters degree in Modern Languages (German and Russian) at Christ Church, Oxford.

W. David Power became Vice President, Marketing for Mercator Software in September 1999 bringing 18 years of marketing and management experience in high technology companies. Prior to joining the Company, Mr. Power was Chief Executive Officer and President of Novera, a company he joined in July 1998. Prior to Novera, he was Senior Vice President of Marketing and Corporate Development at Security Dynamics, Inc. Mr. Power joined Security Dynamics from AT&T. Additionally, he served as Vice President and General Manager for two Sun Microsystems software businesses, and was Vice President and co-founder of the Information Technology Industry Group at Mercer Management Consulting. Mr. Power received his Masters of Business Administration from Stanford University and holds Bachelor of Science and Masters of Science degrees from Tufts University.

David M. Raye has been the Vice President, Operations of the Company since June 1994. From August 1992 until May 1994, Mr. Raye served as Vice President, KEY/MASTER Operations. From 1991 until July 1992, Mr. Raye served as the Company's Director of Operations. Prior to August 1991, Mr. Raye served in various management capacities in the software industry including Director of Marketing for Information Sciences and Senior Product Marketing Manager for On-Line Software, International. Mr. Raye holds a Bachelor of Science degree in Marketing from Rutgers University and a Master of Business Administration from St. John's University, New York.

Saydean Zeldin was Vice President, Research and Development of the Company since October 1994, and has been Sr. Vice President, Research and Development and CTO since February 2000. From November 1990 to October 1994, Ms. Zeldin was a consultant to the Company and a general partner at DownEast Partners, a consulting company. Prior to 1990, Ms. Zeldin served in several senior engineering positions in the software industry, including serving as Founder and President of Touchstone Engineering, a software company that developed a management planning system using artificial intelligence technology, and guidance development of the Apollo flight software at the Instrumentation Laboratory, a laboratory of MIT. Ms. Zeldin holds a Bachelor of Arts degree in Physics from Temple University.

Executive Compensation Summary

      The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Mercator Software and its subsidiaries during 1997, 1998 and 1999 to (i) Mercator Software's Chief Executive Officer, and (ii) Mercator Software's four other most highly compensated executive officers who were serving as executive officers at the end of 1999 (the "Named Executive Officers"). This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, if any, whether paid or deferred. Mercator Software does not grant stock appreciation rights and has no long-term compensation benefits other than stock options.

Summary Compensation Table

                                                                                                       Long-Term
                                                                                                     Compensation
                                                              Annual Compensation                       Awards
                                                     -------------------------------------------     ------------
                                                                                                      Securities
                                                                                 Other Annual         Underlying
Name and Principal Position                Year      Salary       Bonus (1)     Compensation (2)      Options (3)
---------------------------                ----      ------       ---------     ----------------      -----------

Constance F. Galley                        1999      $338,231      $186,564        $  9,725              80,000
   President, Chief Executive Officer      1998       225,000        96,454           6,702              40,000
   and Director                            1997       203,538        50,000           4,952             225,000

Eric A. Amster                             1999      $195,563      $121,497        $200,252(4)           40,000
   Vice President, Sales                   1998       125,000        ----           245,705(4)           30,000
                                           1997       125,000        ----           184,918(4)            ----

Patricia T. Boggs                          1999      $180,000      $ 40,000        $ 10,395              40,000
   Vice President, Worldwide               1998       153,012        45,000           9,523              30,000
   Professional Services                   1997        90,623        10,000           4,258              60,000

Saydean Zeldin                             1999      $150,000      $ 65,000        $  5,126              50,000
  Sr. Vice President, R&D and CTO          1998       155,000        45,000           4,449              50,000
                                           1997       154,808        26,667           2,859               ----

Ira A. Gerard                              1999      $160,000      $ 50,000        $ 10,386              25,000
   Vice President, Finance and             1998       160,000        45,000          11,362              30,000
   Administration, Chief Financial         1997       159,892        26,667           6,417               ----
   Officer, Secretary & Treasurer

(1)   Bonus amounts are reported in the year determined and paid.
(2) Unless otherwise indicated below, represents the portion of health, life and disability insurance premiums paid by the Company, and for 1998 and 1999 only, the amount of the matching 401(k) contributions paid by the Company.
(3)   Adjusted for stock split on April 1, 1999.
(4) Includes sales commissions paid to Mr. Amster by the Company in the amount of $178,501, $233,047 and $187,943 in 1997, 1998 and 1999, respectively, and $6,417, $12,658 and $12,309 for the portion of health, life and disability insurance premiums, and 401(k) matching contributions paid by the Company in 1997, 1998 and 1999, respectively.

Option Grants in 1999

      The following table sets forth further information regarding option grants pursuant to the Company's 1997 Equity Incentive Plan during 1999 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                                                                                                         POTENTIAL REALIZABLE
                                                     PERCENTAGE                                            VALUE AT ASSUMED
                                 NUMBER OF            OF TOTAL                                              ANNUAL RATES OF
                                 SECURITIES           OPTIONS                                                 STOCK PRICE
                                 UNDERLYING          GRANTED TO         EXERCISE                              APPRECIATION
                                   OPTIONS           EMPLOYEES         PRICE PER     EXPIRATION            FOR OPTION TERM (2)
NAME                             GRANTED (1)          IN 1999            SHARE          DATE               5%               10%
-----------------------------------------------------------------------------------------------------------------------------------

Constance F. Galley.........      80,000 (3)            3.5%             $20.75        7/12/09          $1,043,965       $2,645,612

Eric A. Amster..............      40,000 (3)            1.7%             $19.25        5/18/09          $  484,249       $1,136,401

Patricia T. Boggs...........      40,000 (3)            1.7%             $19.25        5/18/09          $  484,249       $1,136,401

Saydean Zeldin..............      50,000 (3)            2.2%             $19.25        5/18/09          $  605,311       $1,420,501

Ira A. Gerard...............      25,000 (3)            1.1%             $19.25        5/18/09          $  302,656       $  710,250

(1) The options shown in the table were granted at fair market value, are incentive stock options (to the extent permitted under the Code) and will expire ten years from the date of grant, subject to earlier termination upon termination of the optionee's employment.

(2) Potential realizable values are calculated based on the fair market value of the Common Stock at the date of grant minus the exercise price. The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices or values.

(3) These options vest 25% annually over four years from the respective vesting date.

Aggregate Option Exercises in 1999 and Year-End Values

      The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers during 1999, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1999. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $56.625 per share, which was the closing price of Mercator Software's Common Stock as reported on the Nasdaq National Market on December 31, 1999, the last day of trading for 1999.

                                             VALUE         NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED IN-THE-MONEY
                                           REALIZED             UNEXERCISED OPTIONS                           OPTIONS
                       SHARES ACQUIRED     --------               AT YEAR-END(2)                           AT YEAR-END(2)
          NAME           ON EXERCISE          (1)         EXERCISABLE      UNEXERCISABLE          EXERCISABLE       UNEXERCISABLE
          ----         ---------------                    -----------      -------------          -----------       -------------
Constance F. Galley        100,000        $1,559,400        362,422           222,500             $20,039,418         $10,358,890

Eric A. Amster              31,000        $  991,875        127,500           176,500             $ 7,132,541         $ 9,039,372

Patricia T. Boggs             --               --            10,600           160,000             $   543,330         $ 7,665,601

Saydean Zeldin              6,000         $  135,000        165,500           105,500             $ 9,224,638         $ 4,739,563

Ira Gerard                    --               --           295,500            47,500             $16,633,781         $ 2,054,277

--------------------------------------------------------------------------------

(1) Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value of the Company's Common Stock on the date of exercise and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of the Company's Common Stock at the time of such sale.

(2) These values have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of the Company's Common Stock on December 31, 1999, the last day of trading for 1999.

Compensation Agreements

      The Company has entered into agreements with the following executive officers of the Company: Constance F. Galley, the Company's President and Chief Executive Officer; Ira A. Gerard, the Company's Vice President, Finance and Administration and Chief Financial Officer; Eric A. Amster, the Company's Vice President, Sales; Saydean Zeldin, the Company's Sr. Vice President, Research & Development and CTO; David Power, the Company's Vice President, Marketing; and Albert Denz, Vice President, International Operations.

      Ms. Galley's agreement provided for an initial annual base salary of $225,000. Ms. Galley currently receives a base salary of $340,000. Ms. Galley is also eligible to receive an annual bonus based upon the Company achieving certain financial objectives. This agreement may be terminated by the Company at any time for any reason. If Ms. Galley is terminated without cause, she will continue to receive her base salary for a one-year period following such termination. In the event that the Company is acquired by a company that does not continue to employ Ms. Galley, she will continue to receive her salary for a one-year period following such termination.

      Mr. Gerard's agreement provided for an initial annual base salary of $146,000 and an option grant to purchase an aggregate of 144,000 shares of Common Stock. Mr. Gerard currently receives a base salary of $195,000. Mr. Gerard is eligible to receive a bonus for meeting corporate objectives. This agreement may be terminated by the Company at any time for any reason. If Mr. Gerard is terminated without cause, he will continue to receive his base salary for a six-month period following such termination. In the event that the Company is acquired by a company that does not continue to employ Mr. Gerard, he will continue to receive his salary for a six-month period following such termination.

      Mr. Amster's agreement provided for an annual base salary of $125,000 and an option grant to purchase an aggregate of 72,000 shares of Common Stock. Mr. Amster currently receives a base salary of $160,000. Mr. Amster is eligible to receive a bonus and commissions upon meeting revenue related goals. This agreement may be terminated by the Company at any time for any reason. If Mr. Amster is terminated without cause, he will continue to receive his base salary for a six-month period following such termination.

      Ms. Zeldin's agreement provided for an initial annual base salary of $130,000. Ms. Zeldin currently receives a base salary of $225,000. This agreement may be terminated by the Company at any time for any reason. If Ms. Zeldin is terminated without cause, she will continue to receive her base salary for a six-month period following such termination. In the event that the Company is acquired by a company that does not continue to employ Ms. Zeldin, she will continue to receive her base salary for a one-year period following such termination.

      Mr. Power's agreement provides for an annual base salary of $185,000 and an option grant to purchase an aggregate of 100,000 shares of Common Stock. Mr. Power is eligible to receive a bonus of up to 40% of base salary based on targets set at the beginning of the fiscal year. In addition, Mr. Power is eligible to earn from 50% to 100% of a $20,000 bonus based upon revenue produced from Novera products in the fourth quarter of 1999. This agreement may be terminated by the Company at any time for any reason. If Mr. Power is terminated, he will continue to receive his base salary and benefits for a six-month period following such termination. In the event that the Company is acquired by a company that does not continue to employ Mr. Power, he will receive his base salary and eligible benefits for six months following such termination.

      Mr. Denz' agreement provides for an annual base salary of $150,000 and an option grant to purchase an aggregate of 50,000 shares of Common Stock. Mr. Denz is also eligible to receive an additional grant of options to purchase an aggregate of 50,000 shares of Common Stock upon growing the international business another 20% in the first two years of employment. This agreement may be terminated by the Company at any time for any reason. If Mr. Denz is terminated without cause, he will continue to receive his base salary and benefits for a six-month period following such termination.

Report on Executive Compensation

      The Company's executive compensation program is administered by the Compensation Committee of the Board (the "Compensation Committee"). The Compensation Committee has three members: Ernest E. Keet, James P. Schadt, and Dennis G. Sisco. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). None of the members of the Compensation Committee has any interlocking relationships as defined by the SEC.

General Compensation Philosophy

      The Committee acts on behalf of the Board to establish the general compensation policy of the Company for all employees of the Company. The Committee typically reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers and employees of the Company at or about the beginning of each year. The Committee administers the Company's incentive and equity plans, including the 1997 Equity Incentive Plan and the 1997 Employee Stock Purchase Plan. In addition to their base salaries, the Company's executive officers, including the CEO, are each eligible to receive a cash bonus and are entitled to participate in the Incentive Plan.

      The Committee's philosophy in compensating executive officers, including the CEO, is to relate compensation directly to corporate performance. Thus, the Company's compensation policy, which applies to management and other key employees of the Company, relates a portion of each individual's total compensation to the Company-wide and individual objectives and profit objectives, set forth at the beginning of the year. Consistent with this policy, a designated portion of the compensation of the executive officers of the Company is contingent on both corporate performance and on the individual's performance as measured against personal objectives, as determined by the Committee in its direction. Long-term equity incentives for executive officers are effected through the granting of stock options under the Incentive Plan. Stock options generally have value for the executive only if the price of the Company's stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the options to vest.

      The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee reviewing data on prevailing compensation practices in companies with whom the Company competes for executive talent, and by their evaluating such information in connection with the Company's corporate goals. To this end, the Committee attempted to compare the compensation of the Company's executive officers with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation.

1999 Executive Compensation

Base Salary

      Salaries for executive officers for 1999 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies. In addition, the Company's human resources department provided information to the Compensation Committee regarding salary range guidelines for specific positions.

Annual Incentive Awards

      All full-time employees of the Company, including executive officers, are eligible to receive an annual bonus based upon (i) the total financial goals of the Company, as determined by the Compensation Committee, and (ii) the employee's achievement of personal and team objectives, as determined by the Compensation Committee. The Compensation Committee has the sole discretion to determine the individuals who are to receive bonuses, the amount of the bonus and the weighting between total Company financial goals versus personal and team objectives when determining an individual's bonus.

Long-Term Incentive Awards

      The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of management and the Company's stockholders by focusing employees and management on increasing stockholder value. Stock options generally have value only if the price of the Company's stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the shares to vest.

      In 1999, stock options were granted in accordance with the Company's 1997 Equity Incentive Plan to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Compensation Committee may, however, grant additional stock options to executive officers for other reasons. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on anticipated future contribution and ability to impact the Company's results, past performance or consistency within the officer's peer group. In 1999, the Compensation Committee considered these factors, as well as the number of unvested option shares held by the officer as of the date of grant. At the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentive to continue their employment with the Company and to strive to increase the value of the Company's Common Stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's Common Stock on the date of grant.

Chief Executive Officer Compensation

      Ms. Galley's base salary, target bonus, bonus paid and long-term incentive awards for 1999 were determined in a manner consistent with the factors described above for all executive officers. Ms. Galley does not participate in any compensation deliberations with respect to any of her compensation.

Internal Revenue Code Section  162(m) Limitation

      Section 162(m) of the Code limits the tax deduction for compensation paid to certain executives of public companies to $1.0 million. Having considered the requirements of Section 162(m), the Compensation Committee believes that grants made pursuant to the 1997 Plan meet the requirements that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The Compensation Committee's present intention is to comply with Section 162(m) unless the Compensation Committee feels that required changes would not be in the best interest of the Company or its stockholders.

                                             COMPENSATION COMMITTEE

                                                Ernest E. Keet
                                                James P. Schadt
                                                Dennis G. Sisco

                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

Certain Relationships and Related Transactions

      On March 18, 1999, the Company entered into an agreement with Braid Group Ltd. ("Braid"). Pursuant to the agreement, there is an earn-out provision whereby each former shareholder of Braid may be entitled to certain payments depending on certain financial results of the combined company. Richard Little and Peter Little are former shareholders of Braid and as such may be entitled to a portion of the earn-out.

Director Compensation

      The Company reimburses Board members for reasonable expenses associated with their attendance at Board meetings. None of the members of the Board receives a fee for attending Board meetings. Members of the Board who are not employees, consultants or independent contractors of the Company, or any parent, subsidiary or affiliate of the Company, are eligible to participate in the Company's 1997 Directors Stock Option Plan (the "Directors Plan"). During 1999, Messrs. Keet and Sisco were each granted an option pursuant to the Directors Plan to purchase 7,500 shares of the Company's Common Stock at an exercise price of $17.375 per share. Mr. Schadt was granted an option pursuant to the Directors Plan to purchase 7,500 shares of the Company's Common Stock at an exercise price of $19.188 per share. Stewart Gross, a former director of the Company who resigned in July 1999, was also granted an option pursuant to the Directors Plan to purchase 7,500 shares of the Company's Common Stock at an exercise price of $17.375 per share. This grant was cancelled along with his other unvested options upon his resignation.

Company Stock Price Performance

      The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

      The graph below compares the cumulative total stockholder return on the Common Stock of the Company from July 3, 1997 to December 31, 1999 with the cumulative total return on the Nasdaq Stock Market--U.S. Index and the H&Q Index over the same period (assuming the investment of $100 in the Common Stock of Company and in each of the other indices on July 3, 1997, and reinvestment of all dividends).

                                 [INSERT GRAPH]

In preparing the performance graph for this Proxy Statement (see "Company Stock Price Performance"), the Company used the Hambrecht & Quist Technology Index ("H&Q Index") as its published line of business index.

             PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED
                        NUMBER OF SHARES OF COMMON STOCK

      The Board has adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 70,000,000 shares, $0.01 par value per share, to 190,000,000 shares, $0.01 par value per share.

      At April 24, 2000, approximately ______ shares of Common Stock were issued and outstanding, approximately 8,602,484 shares were reserved for issuance upon exercise of options outstanding and equity awards to be granted under the Company's equity compensation plans and approximately 1,500,000 shares were reserved for issuance for purchases under the Company's Employee Stock Purchase Plan. Thus, as of that date, the Company had approximately ____ shares of Common Stock available for issuance in the future, unless the proposed amendment is adopted by the shareholders. The proposed increase in the number of authorized shares of Common Stock from 70,000,000 to 190,000,000 would result in additional shares being available for, among other things, possible future stock splits or stock dividends, and the increase in the number of shares of Common Stock reserved under the Company's 1997 Equity Incentive Plan, as described in Proposal No. 3, issued from time to time for other corporate purposes, such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into Common Stock. The Company believes that the availability of the additional shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.

      The Company has no present commitments, agreements or undertakings to issue any additional shares for any such purpose. The Company's Board does not presently intend to secure any further approval from the stockholders prior to authorizing or issuing such Common Stock, except where such approval is required by law or applicable stock exchange rules.

      Although we have no such intentions, the additional authorized but unissued shares of Common Stock could also be used to make more difficult a change in control of the Company. Under certain circumstances, the Company could use such shares to create voting impediments, or to discourage third parties seeking to effect a takeover or otherwise gain control of the Company. The Company could also place such shares with purchasers who might support the Company's Board in opposing a hostile takeover bid.

      If the stockholders approve the amendment, the Company will file an amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting the increase in authorized shares.

              THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF THE
             COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE
                  AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

      PROPOSAL NO. 3 -- APPROVAL OF AMENDMENT TO THE COMPANY'S 1997 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE

      Stockholders are being asked to approve an amendment to the Company's 1997 Equity Incentive Plan (the "1997 Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 1,950,000 shares to an aggregate of 6,700,000 shares and to ratify the 1997 Plan as amended.

      1997 Plan History. In May 1997, the Board adopted and the stockholders of the Company approved the 1997 Plan and reserved 2,250,000 shares of Common Stock for issuance thereunder. The purpose of the 1997 Plan is to offer eligible persons an opportunity to participate in the Company's future performance through awards of stock options, restricted stock and stock bonuses. On March 26, 1999, stockholders approved an increase of 2,500,000 shares to an aggregate of 4,750,000.

      The Board believes that the increase in the number of shares reserved for issuance under the 1997 Plan is in the best interests of the Company because of the continuing need to provide stock options to attract and retain quality employees and remain competitive in the industry. The granting of equity incentives under the 1997 Plan plays an important role in the Company's efforts to attract and retain employees of outstanding ability. The size of the market in which the Company competes and the shortage of qualified personnel make equity compensation key to the Company's continued growth. Through the Company's stock option plan, many salaried employees receive stock options as part of their compensation package. In addition, due in large part to the grant of stock options, the Company has been able to successfully recruit technically experienced individuals, including the engineers needed to achieve the Company's long-term revenue plan and its successful introduction of new products, as well as maintain its low rate of turnover for technical employees. The Board of Directors believes that the increase in shares reserved for issuance under the 1997 Plan gives the Company a sufficient number of shares for the foreseeable future to provide equity incentives to attract and retain employees.

      While the Board of Directors is aware and has considered the potential dilutive effect of option grants, it also recognizes the performance and motivational benefits of equity compensation and believes that the proposed increase in available options is consistent with the compensatory practices of high technology companies in its peer group. All of the Company's option grants under the 1997 Plan have been made at the Company's fair market value calculation at the time of grant. As a result, no dilution to the Company's stockholders occurs unless and until the stock price goes up, benefiting both stockholders and optionholders of the Company. Furthermore, since the Company typically grants options that become exercisable over a four year period, employees must remain with the Company for long periods in order to reap the potential benefits of their option grants.

      The Company is seeking stockholder approval to increase the shares available for grant under the 1997 Plan pursuant to this Proposal 3 in order to be able to grant "incentive stock options" ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). As described below under the heading "Federal Income Tax Information," there are several potential benefits of the Company's employees if options granted under the 1997 Plan are treated as ISOs. If the stockholders fail to approve the increase in shares available for grant under the 1997 Plan, the Company will continue to make grants to employees under the 1997 Plan, but any option grants made to employees under the 1997 Plan in excess of 4,750,000 will be treated as non-qualified stock options ("NQSOs") for United States federal income tax purposes.

      The Board approved the proposed amendment on February 25, 2000, to be effective upon stockholder approval. Below is a summary of the principal provisions of the 1997 Plan, assuming stockholder approval of the amendment. The summary is not necessarily complete, and reference is made to the full text of the 1997 Plan.

      Number of Shares Subject to the 1997 Plan. The stock subject to issuance under the 1997 Plan consists of shares of the Company's authorized but unissued Common Stock. Originally, 2,250,000 shares of Common Stock (the "Base Shares") were reserved by the Board for issuance under the 1997 Plan. This Proposal No. 3 seeks to increase the number of Base Shares from the current 4,750,000 shares to 6,700,000 shares. Any shares of Common Stock that: (a) are subject to an option granted pursuant to the 1997 Plan that expire or terminate for any reason without being exercised; or (b) are subject to an award granted pursuant to the 1997 Plan that are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to an award granted pursuant to the 1997 Plan that otherwise terminate without shares being issued, will again become available for grant and issuance pursuant to awards under the 1997 Plan. In addition to the Base Shares, any shares remaining unissued under the Company's 1993 Stock Option Plan (the "Prior Plan") on the effective date of the 1997 Plan, and any shares that are (a) issuable upon exercise of options granted pursuant to the Prior Plan that expire or become unexercisable for any reason without having been exercised in full; (b) are subject to an award granted pursuant to the Prior Plan but are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to an award granted pursuant to the Prior Plan that otherwise terminate without the shares being issued will no longer be available for grant under the Prior Plan but shall be available for grant and issuance under the 1997 Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

      Eligibility. Employees, officers, directors, consultants, independent contractors and advisors of the Company (and of any parent company or subsidiary) are eligible to receive awards under the 1997 Plan (the "Participants"). No Participant is eligible to receive more than 300,000 shares of Common Stock in any calendar year under the 1997 Plan, other than new employees of the Company (including directors and officers who are also new employees) who are eligible to receive up to a maximum of 450,000 shares of Common Stock in the calendar year in which they commence their employment with the Company. As of April 24, 2000, approximately ___ persons were participating in the 1997 Plan, approximately ___ shares had been issued upon exercise of options granted under the 1997 Plan and approximately ___ shares were subject to outstanding options. As of that date, approximately ___ shares were available for future grants, after taking into account all available shares from the Prior Plan. The closing price of the Company's Common Stock on the Nasdaq National Market was $_____ per share as of the Record Date.

      Administration. The 1997 Plan is administered by the Compensation Committee (the "Committee"), the members of which are appointed by the Board. The Committee currently consists of Ernest E. Keet, James P. Schadt and Dennis
G. Sisco, each of whom are "non-employee directors," as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors," as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

      Subject to the terms of the 1997 Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each such award, and the terms and conditions of such awards. The Committee also has the authority to construe and interpret any of the provisions of the 1997 Plan or any awards granted thereunder.

      Stock Options. The 1997 Plan permits the granting of options that are either Incentive Stock Options ("ISOs") or Non-qualified Stock Options ("NQSOs"). ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or any parent or subsidiary of the Company. The option exercise price for each ISO share must be no less than 100% of the "fair market value" (as defined in the 1997 Plan) of a share of Common Stock at the time the ISO is granted. In the case of an ISO granted to a 10% stockholder, the exercise price for each such ISO share must be no less than 110% of the fair market value of a share of Common Stock at the time the ISO is granted. The option exercise price for each NQSO share must be no less than 85% of the fair market value of a share of Common Stock at the time of grant.

      The maximum term of options granted under the 1997 Plan is ten years, unless the option is an ISO granted to a stockholder owning 10% or more of the Company's stock, in which case the maximum term is five years. Options granted under the 1997 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by optionee. Options granted under the 1997 Plan generally expire three months after termination of the optionee's service to the Company or a parent or subsidiary of the Company, except in the case of death or disability, in which case the options may be exercised up to 12 months following the date of death or disability.

      Restricted Stock and Stock Bonus Awards. The Committee may grant Participants restricted stock awards to purchase stock and stock bonus awards for services rendered to the Company either in addition to, or in tandem with, other awards under the 1997 Plan, under such terms, conditions and restrictions as the Committee may determine. The purchase price for common stock sold pursuant to restricted stock awards must be no less than 85% of the fair market value of the Company's Common Stock on the date of the award (and in the case of an award granted to a 10% stockholder, the purchase price shall be 100% of fair market value). Awards or restricted stock and stock bonuses that are granted below 100% of fair market value are limited under the 1997 Plan. A consultant, independent contractor or advisor that renders bona fide services to the Company not in connection with the offer and sale of securities in a capital-raising transaction (an "Eligible Service Provider") may receive no more than 150,000 shares pursuant to such awards under the 1997 Plan and no more than 300,000 shares may be issued pursuant to such awards for the term of the 1997 Plan.

      Mergers, Consolidations, Change of Control. In the event of a merger, consolidation, or certain other change of control transactions, any outstanding stock option, restricted stock and stock bonus awards will accelerate by one-year's vesting or such additional acceleration of vesting as the Committee in its discretion may decide, and may be assumed or replaced by the successor corporation. In lieu of such assumption or replacement, but in addition to the one-year's additional vesting or such additional acceleration of vesting, the successor corporation may substitute equivalent awards or provide substantially similar consideration to Eligible Service Providers as is provided to stockholders.

      Amendment of the 1997 Plan. The Board may at any time terminate or amend the 1997 Plan, including amending any form of award agreement or instrument to be executed pursuant to the 1997 Plan. However, the Board may not amend, without stockholder approval, the 1997 Plan in any manner that requires stockholder approval pursuant to the Code or the regulations promulgated thereunder, or pursuant to the Exchange Act or Rule 16b-3 (or its successor) promulgated thereunder.

      Term of the 1997 Plan. Unless terminated earlier as provided in the 1997 Plan, the 1997 Plan will expire in May 2007, ten years from the date the 1997 Plan was adopted by the Board.

      Federal Income Tax Information

      THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS UNDER THE 1997 PLAN. FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1997 PLAN.

      Incentive Stock Options. A Participant will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the Participant is subject to the alternative minimum tax ("AMT") as described below). If the Participant holds shares acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, then the Participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

      If the Participant disposes of ISO Shares prior to the expiration of either required holding periods (a "disqualifying disposition"), then any gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income to the Participant. Any additional gain will be capital gain, taxed at a rate that depends upon the length of time the ISO Shares were held by the Participant.

      Alternative Minimum Tax. The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income that would normally be taxed as ordinary income (28% of that portion in the case of alternative minimum taxable income in excess of $175,000). A maximum 20% AMT rate applies to the portion of alternative minimum taxable income that would normally be taxed as net capital gain. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price), and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

      Non-Qualified Stock Options. A Participant will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO, the Participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the Participant's exercise price. The included amount must be treated as ordinary income by the Participant and may be subject to withholding by the Company (either by payment in cash or withholding out of the Participant's salary). Upon resale of the shares by the Participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

      Restricted Stock and Stock Bonus Awards. Restricted stock and stock bonus awards will generally be subject to tax at the time of receipt, unless there are restrictions that enable the Participant to defer tax. At the time the tax is incurred, the tax treatment will be similar to that discussed above for NQSOs.

      Maximum Tax Rates. The maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum rate of 20%. For this purpose, in order to receive long-term capital gain treatment, the shares must be held for more than eighteen months. Mid-term capital gain will be taxed at a maximum rate of 28%. For this purpose, in order to receive mid-term capital gain treatment, the shares must be held for more than one year and not more than eighteen months. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

      Tax Treatment of the Company. The Company generally will be entitled to a deduction in connection with the exercise of an NQSO by a Participant or the receipt of restricted stock or stock bonuses by a Participant to the extent that the Participant recognizes ordinary income and the Company withholds tax. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the Participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

      ERISA. The 1997 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code.

      New Plan Benefits. The amounts of future option grants under the 1997 Plan are not determinable because, under the terms of the 1997 Plan, such grants are made in the discretion of the Committee. Future option exercise prices are not determinable because they are based upon fair market value of the Company's Common Stock on the date of grant.

                                  REQUIRED VOTE

      The affirmative vote of a majority of the Shares of Common Stock present in person or represented by proxy at the Meeting is required to approve the proposed amendment to the 1997 Equity Incentive Plan.

         THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF THE COMPANY'S
      1997 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED
                                  FOR ISSUANCE.

     PROPOSAL NO. 4 -- RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      The Company has selected KPMG LLP as its independent accountants to perform the audit of the Company's financial statements for 2000, and the stockholders are being asked to ratify such selection. KPMG LLP was engaged as the Company's independent accountants for the year ended December 31, 1999. Representatives of KPMG LLP will be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so, and will be available to respond to appropriate questions.

                THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION
                          OF THE SELECTION OF KPMG LLP.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than March 1, 2001 in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

                         COMPLIANCE UNDER SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16 of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors of the Company, the following persons have submitted late forms to the SEC: Constance
F. Galley (April 29 transaction reported with May transactions on June 10); Robert H. Bouton (April 29 transaction reported with May transactions on June
10); and Ernest E. Keet (November transactions reported after the December 10 deadline). The Company believes that all other Section 16(a) filing requirements were met during 1999.

                                 OTHER BUSINESS

      The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.